Exhibit 10.7

HOSPITAL PROGRAM MANAGEMENT AGREEMENT

This Hospital Program Management Agreement (this “Agreement”) is entered into this 15th day of November, 2002, but effective the 15th day of November, 2002, (the “Effective Date”) by and between Doctor’s Practice Management, Inc., a Texas corporation (hereinafter referred to as the “DPM”), and Vital Weight Control, Inc., a Texas corporation (hereinafter referred to as “Manager”).

W I T N E S S E T H

WHEREAS, DPM desires to operate a gastroplasty or stomach stapling program involving surgical intervention for morbid obesity through gastric bypass with Roux-en-Y gastroenterostomy, silastic ring gastroplasty, and all related, consequential and incidental surgical procedures, including gall bladder removal (the “Program” or the “Gastroplasty Program”) using an interdisciplinary approach for the treatment of morbidly obese patients at its facilities known as Vista Community Medical Center, located in Pasadena, Texas, and Vista Hospital of Baton Rouge, located in Baton Rouge, Louisiana (the “Initial Hospitals”) and at such additional DPM affiliated hospital facilities as shall be subsequently implemented as provided herein (the “Additional Hospitals”) (the Initial Hospitals and the Additional Hospitals shall individually referred to herein as a “Hospital” and shall collectively be referred to herein as the “Hospitals”); and,

WHEREAS, Manager is in the business of managing, marketing and clinical coordination of Gastroplasty Programs (other than patient medical care) for the treatment of morbid obesity through the use of gastroplasty or stomach stapling; and

WHEREAS, DPM is seeking to contract the services of Manager to manage, market and coordinate this Gastroplasty Program (EXCEPT FOR THE RENDERING OF INPATIENT AND OUTPATIENT HOSPITAL SERVICES DIRECTLY TO THE PATIENT WHICH SHALL REMAIN THE SOLE RESPONSIBILITY OF THE HOSPITAL AT ALL TIMES) in accordance with the management goals of the Program outlined in Exhibit A hereto (the “Program Goals”); and

WHEREAS, Manager and Vista Community Medical Center, an affiliate of DPM, have in effect as of the Effective Date hereof an Agreement, dated May 15, 2001, pursuant to which Manager manages the Program at the DPM hospital in Pasadena, Texas, and it is the intent of the parties hereto that such agreement be terminated as of the Effective Date hereof and replaced with this Agreement; and

WHEREAS, the parties to this Agreement desire to enter into this Agreement in order to provide a full statement of their respective responsibilities in connection with the operation of the Program during the term of this Agreement.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DIRECTOR OF PROGRAM

Manager shall provide a qualified individual to serve as the program director of the Program (the “Director”) and to operate the Program in a manner consistent with the philosophy of the Administration of the Hospitals (“Administration”); provided, however, that DPM must give prior written approval of the Director that Manager provides unless the Director is Diane Crumley. Manager employs and will provide the services stated herein through Director who agrees to serve as the Director and who agrees to oversee the provision of services hereunder, including but not limited to the services set forth in Section 2.1 hereof.

2.	MANAGER’S DUTIES AND RESPONSIBILITIES TO HOSPITALS

2.1. Services

For the benefit of the Hospitals and the Program, Manager will perform the following specific responsibilities, either directly or through an affiliate of Manager, subject to the general oversight and direction of each Administration:

(a) Work with the Administration to manage, design, develop, plan, implement, and evaluate specific Program marketing, services, policies, and procedures to carry out the Program Goals;

(b) Work with other Hospital personnel and departments to ensure that Program philosophy is adhered to and non-medical services are provided according to established policies and procedures;

(c) Establish procedures as part of the Hospitals’ overall patient care evaluation program, to evaluate the consistency and quality of all non-medical services provided in the Program;

(d) Assist the Administration as reasonably required by the Administration, in the performance of utilization review and cost containment functions relating to the Program;

(e) Prepare and submit to the Administration or to the Hospitals’ Medical Staff all reports of activities of the Program, as such reports may reasonably be requested by the Administration or the Medical Staffs and analyzing and interpreting such reports as reasonably requested;

(f) Maintain continuous liaison with the Administration in regard to patient care, professional conduct, coordination of Hospital personnel and development of clinical or other research projects relating to the Program;

(g) Provide such technical advice and assistance as may reasonably be requested by the Administration to facilitate Program implementation and/or expansion;

(h) Conduct the Program in a cost efficient and effective manner, subject to budgetary systems and constraints established by the Administration, and otherwise assist the Administration in containing Program costs;

(i) Participate, as reasonably requested by the Administration, in the preparation of operating and capital budgets for the Program (including projections of both revenues and expenditures);

(j) Use best efforts to elevate the standing of Hospitals and the Medical Staffs with respect to services provided in the Program by publication of unusual or interesting studies made in the Program;

(k) Initiate new procedures of demonstrated value, and carry out original studies with respect to services provided in the Program;

(l) To cooperate in the furtherance of teaching and educational functions of the Hospitals and the Medical Staff;

(m) Participate in the development and presentation of programs related to the marketing of the Program’s services and enhancing the Hospitals’ community relations;

(n) Assist in the design and development of patient information forms, medical record forms, and consent forms for use in the Program including allowing the Hospitals the use during the term of this Agreement of Manager’s copyrighted forms;

(o) Screen patients before Admission to the Program in accordance with the Hospital’s final screening policies and procedures, including insurance precertification;

(p) Undertake activities, as authorized by the Administration, involving professional contracts with physicians, hospitals, public health agencies, nursing associates, and state and local medical societies in order to apprize such individuals and groups of the nature and availability of the Program and facilities of Hospitals and to facilitate the exchange of information with regard to the Program, patient care, administration, medical policy, and utilization review (it being provided, however, that Manager shall have no authority to bind Hospitals to any contract nor incur debt on behalf of Hospitals); and

(q) Assist the Administration in representing the Program before the medical staff, as necessary.

(r) Assist Hospitals in providing support services to surgeons providing care to Program patients.

2.2. Program Advertising and Marketing

Manager shall be responsible, at its expense, for developing and placing all advertising for the Program with the media. The content of the advertising shall be subject to DPM’s prior review and approval; provided, however, that if DPM fails to respond to a request for approval of advertising content within ten (10) business days, the approval of DPM shall be deemed to have been given. Manager shall retain ownership and any other rights with respect to advertising and marketing materials for the Program.

2.3. Time and Efforts Requirements

Manager and its appointed Director shall devote sufficient time and their best efforts to fulfilling the responsibilities of the Program as set forth in this Agreement such as to permit ample time for the performance of all of the duties normally associated therewith, to meet the needs of the Program and Hospital, and to perform duties and conduct the Program in accordance with the provisions of Section 2.1. In performing the management duties under this Agreement, Manager shall use its best efforts to perform each of its duties in a competent and timely fashion. In the event that Manager has engaged third parties to perform one or more services contemplated hereunder under the supervision of Manager, Manager shall use its best efforts to cause such third parties to deliver each service in a competent and timely fashion. Nothing contained in this Agreement shall be construed to constitute Manager as a guarantor with respect to any obligations of DPM or the Hospitals or with respect to the profitability of the Program or the Hospitals.

2.4. Standards of Practice and Compliance with Laws

Manager and its appointed Director as well as all of its other employees and subcontractors shall perform their duties under this Agreement and conduct the Program in accordance with (i) applicable federal and state statutes and regulations, (ii) standards and recommendations of the Joint Commission on Accreditation of Healthcare Organizations, (iii) Medical Staff Bylaws, (iv) Rules and Regulations of the Hospital and the Medical Staff, and (v) the policies of Hospital, the Medical Staff, and the Program as may be in effect from time to time. It is specifically agreed and understood any remuneration of Manager’s employees or subcontractors based directly or indirectly on the volume or value of the business generated for a Hospital is strictly prohibited.

2.5. License to Use Name

During the term of this Agreement, Manager shall provide to DPM a limited license for the use of the name “NeWeigh” as may be necessary for each Hospital’s operation of the Program. Such use shall at all times be subject to the prior written approval of Manager. Upon the expiration or termination of this Agreement for any reason, such license shall immediately cease, and DPM shall have no further rights to use the NeWeigh name or any NeWeigh materials.

3.	INDEPENDENT CONTRACTOR

In the performance of this Agreement, it is mutually understood and agreed that Manager and its employees, including its appointed Director, are at all times acting and performing as an independent contractor and not as an employee, joint venturer, agent, partner or lessee of DPM or Hospitals. Neither DPM nor Hospitals shall exercise any control or direction over the specific methods by which Manager and Director perform their services hereunder; the sole interest and responsibility of DPM and Hospitals shall be to ensure that the services covered by this Agreement are rendered in accordance with the terms and conditions hereof. Manager and its personnel shall not have any claim under this Agreement or otherwise against DPM or Hospitals for Worker’s Compensation, unemployment compensation, vacation pay, sick leave, retirement benefits, social security benefits, disability insurance benefits, unemployment insurance benefits, or other employee benefits, all of which shall be the sole responsibility of Manager. DPM shall not withhold on behalf of Manager or any of its personnel any sums for income tax, unemployment insurance, Social Security, or otherwise pursuant to any law or requirement of any government agency, and all such withholding, if any is required, shall be the sole responsibility of Manager. Manager shall indemnify and hold harmless DPM and each of the Hospitals from any and all loss or liability, if any, arising with respect to any of the foregoing benefits or withholding requirements.

4.	DPM’S DUTIES AND RESPONSIBILITIES TO MANAGER

4.1. Services and Facilities

(a) At all times during the term of this Agreement, DPM shall either furnish, at its expense, or reimburse Manager amounts it expends for the performance of Manager’s responsibilities hereunder, such as fully built out office space, facilities, equipment, utilities, furniture, fixtures, office supplies, and other services as may be reasonably required to operate the Program at each Hospital. To the extent possible, Manager shall make all purchases through DPM or its affiliates. Any purchases of any nature made by Manager not utilizing DPM’s or its affiliates’ purchasing departments shall require the prior written approval of DPM if the purchase exceeds $2,500. If written approval or disapproval is not received within ten (10) business days of Manager’s written request, then, in such event, DPM’ s approval shall be deemed given.

(b) Manager will be responsible for providing, at its expense, the computer software to be used by the Program. Notwithstanding the foregoing, Manager may agree to allow DPM to utilize certain items of equipment, furniture, and computers for the benefit of the Programs, as set forth on Exhibit B hereto. In the event that Exhibit B is not attached hereto at the time of execution of this Agreement, DPM and Manager agree to complete and sign Exhibit B within 30 days of the execution of this Agreement. Exhibit B may be modified from time to time by mutual agreement of the parties. Manager shall provide such items at its expense, provided that DPM shall be responsible for any required maintenance and repair. Upon the termination of the Program at any location or the expiration or termination of this Agreement for any reason, DPM shall incur the cost to return Manager’s property to a location to be identified by Manager in Houston, Texas.

(c) In the event that Manager and DPM agree to offer the Program at Additional Hospitals, Manager will assist DPM in developing, budgets and related financial information concerning the operation of such Programs.

4.2. Exclusivity

(a) DPM represents and agrees that during the term of this Agreement Manager shall have the exclusive right to provide Program services for DPM, its affiliates, and subsidiaries.

(b) Manager represents and agrees that, during the term of this Agreement, it will not provide Program services for gastroplasty patients for any hospital located within

(i) Harris, Ft. Bend, Montgomery, and Brazoria Counties, Texas, as long as the Pasadena Hospital Program is in effect, or (ii) the Louisiana state parishes listed on Exhibit C hereto as long as the Baton Rouge Hospital Program is in effect. In addition, Manager agrees that, during the term of this Agreement, if an Additional Hospital Program is implemented under this Agreement, Manager will not provide Program services for gastroplasty patients for any hospital located within twenty-five (25) miles of such Additional Hospital; provided, however, that such restriction shall not be applicable if Manager has a program in place in that geographic area prior to the addition of the new Program hereunder. Provided further, that the restrictions contained in this subparagraph shall not be applicable when (a) a Hospital does not belong to a patient’s plan and the patient either does not have out of network benefits or is unwilling to use out of network benefits, or (b) for any other reason, a Hospital is unable to accommodate a particular patient shall be excluded from the terms of this provision.

4.3. Compensation

(a) As compensation for the services rendered by Manager pursuant to this Agreement for the Initial Hospitals, DPM shall pay as a Program management fee the following monthly amounts, due and payable, in advance, on the 15th day of each and every month:

Month One	$322,500.00
Month Two	$337,500.00
Month Three	$352,500.00
Month Four and Remainder of Term	$375,000.00

The payment for Month One shall be due upon the execution of this Agreement. In the event that the effective date hereof is other than the 15th of the month, the compensation for such period preceding the 15th of the month shall be prorated, based on the Month One amount, for the days between the effective date hereof and the next following 15th of the month, and shall be payable together with the Month One compensation at the time of execution of this Agreement.

The parties hereby stipulate that the Program management fees represent fair consideration for the services provided by Manager with respect to the Program. Time is of the essence for the terms of this Section 4.3.

(b) Notwithstanding the provisions of paragraph (a) above, in the event the term of this Agreement is extended pursuant to Section 5.2 hereof, the parties will use their best efforts to mutually agree with respect to the monthly fee to be paid pursuant to paragraph (a) above for any months extending beyond the Initial Term (as defined below).

(c) During the Initial Term hereof, DPM shall have the option to expand the Program to up to three (3) Additional Hospitals subject to the same terms and conditions set forth herein with respect to the Initial Hospitals In the event that DPM desires to so expand, the monthly management fee shall increase by $187,500.00 for each Additional Hospital, payable as set forth above; provided, that if any such Additional Hospital is located outside a radius of 500 miles from Houston, Texas, then the parties will mutually agree upon an additional reasonable travel allowance to be paid to Manager. Any such agreement with respect to Additional Hospitals shall be made in writing, executed by both parties, and constitute an addendum to this Agreement.

4.4. Books and Records

(a) Manager recognizes that the Centers for Medicare & Medicaid Services (CMS) require that persons and entities that provide services to the health care providers maintain records reflecting the costs associated with such services. Therefore, Manager agrees to allow the Comptroller General of the United States, the Department of Health and Human Services, and their duly authorized representatives access to books, documents and records until the expiration of four (4) years after the services are furnished under this Contract. The types of records covered by this clause, the persons entitled to access, and the manner of which the records may be requested and reproduced shall be governed by 42 C.F.R. 420.300-420.304, as amended from time to time (the “Regulations”). The sole purpose of this Section 4.4 is to comply with the Regulations. This Section 4.4 shall not be interpreted to require Manager to provide access to its records or to any persons or entities, other than those set forth in the Regulations. Subsequent amendments to or repeal of the Regulations shall be deemed to govern the obligations created in this paragraph as of the effective date of amendment or repeal. Upon written request of the Secretary of Health and Human Services or the Controller General or any of their duly authorized representatives, Manager shall make available to the Secretary those contracts, books, documents and records necessary to verify the nature and extent of the cost of providing his or her services. If Manager carries out any of the duties of this Agreement through a subcontract with a value of Ten Thousand ($10,000.00) Dollars or more over a twelve (12) month period with a related individual or organizations, Manager agrees to include this requirement in any such subcontract. This section is included pursuant to and is governed by the requirements of Section 1861(v)(1) of the Social Security Act and regulations promulgated thereunder. The parties agree that any attorney-client, accountant-client or other legal privileges shall not be deemed waived by virtue of this Agreement.

(b) Upon reasonable notice to DPM, Manager shall be entitled to examine the books and records of each Hospital as they relate to charges and revenues received attributable to the efforts of Manager and the Program.

(c) The parties acknowledge that the compliance date for the Privacy Regulations issued pursuant to the federal Health Insurance Portability and Accountability Act is April 14, 2003. The parties agree to follow any procedures and enter into any agreements required by the Privacy Regulations.

4.5. Covenants of DPM

DPM covenants and agrees as follows:

(a) Hospitals shall secure one or more board eligible or certified surgeons to perform all surgical procedures associated with the Gastroplasty Program, which surgeon(s) has been qualified and accepted by the appropriate Hospital’s Medical Staff Credentialing Committee.

(b) Hospitals shall promptly advise Manager of any material changes in their screening and financial policies and procedures.

(c) In the event that any one or more of the surgeons associated with the Gastroplasty Program have any financial relationship with DPM, an affiliate of DPM, or a Hospital, whether through ownership or compensation, DPM represents that it will not make any distributions or pay any compensation to any such surgeon based upon the volume or value of the surgeon’s referrals or admission of patients, including Gastroplasty Program patients, to any Hospital.

5.	TERM AND TERMINATION

5.1. Term

The term of this Agreement shall commence upon the Effective Date and shall continue in effect for a period of thirty-six (36) months thereafter (“Initial Term”), unless terminated sooner or extended pursuant to the terms of this Agreement. At any time during the ninety (90) day period preceding the expiration of this Agreement, this Agreement may be renewed, upon the mutual written agreement of DPM and Manager, for an additional thirty-six (36) month period, unless terminated sooner pursuant to the terms of this Agreement.

5.2. Extended Term

In the event that one or more Programs are implemented at Additional Hospitals within the first eighteen (18) months of the Agreement, pursuant to Section 4.3(c), then the term of this Agreement shall continue in effect for a period of thirty-six (36) months from the date that the latest of any such additional Programs are commenced (the “Extended Term”); provided, however, that this Agreement shall automatically terminate at the end of the Initial Term if the parties are unable to mutually agree to the compensation to be paid Manager for the Extended Term pursuant to Section 4.3(b) hereof.

5.3. Grounds for Termination

(a) In the event of a material breach of this Agreement by either party, the other party shall have the right to terminate this Agreement by service of written notice upon the defaulting party (the “Default Notice”). In the event such breach is not cured within thirty (30) days after service of the Default Notice, this Agreement shall automatically terminate at the election of the non-defaulting party upon the giving of a written notice of termination to the breaching party not later than thirty (30) days after the service of the Default Notice.

(b) In the event of the nonpayment by DPM of any amounts due hereunder on the due date thereof, Manager shall have the right to terminate this Agreement by service of written notice upon DPM. In the event such breach is not cured within ten (10) days after service of such notice, this Agreement may be immediately terminated by Manager.

(c) The termination of this Agreement or the decision to terminate a Program at a particular Hospital may be made at any time by mutual consent embodied in a written agreement signed by an authorized representative of each of the parties hereto.

(d) In addition, either party may terminate this Agreement immediately at any time upon the happening of any of the following occurrences or acts:

(i) Either party ceases to function as a going concern or conduct its operations in the normal course of business;

(ii) The (a) suspension, liquidation or dissolution, or notice thereof, of substantially all of a party’s usual business without the prior written consent of the other party hereto, (b) an assignment by a party for the benefit of its creditors, or (c) in the event of the filing of a voluntary or involuntary petition under the provisions of the U.S. Federal Bankruptcy Act or amendments thereto, or any application for or appointment of a receiver for the property of a party, the filing of which remains unsatisfied and discharged at the end of sixty (60) days after the occurrence of such event;

(iii) Either party, without the other party’s prior written consent, attempts to partially or wholly assign its rights or delegate its duties under this Agreement;

(iv) Either party is convicted of any illegal activity which could, in the reasonable opinion of the other party, jeopardize or adversely affect the business reputation of the other party; or

(v) Either party is prevented from substantially performing its obligations under this Agreement by any applicable law enacted or by any applicable order, rule, regulation, decree or ordinance promulgated by any appropriate governmental authority.

(e) In the event any of the following occur with respect to a particular Hospital, either party may terminate this Agreement immediately with respect to the provision of the Program at such Hospital:

(i) In the event of a Hospital’s failure to maintain professional liability insurance coverage on its own operations, as required pursuant to Section 6.1 hereof, and Hospital fails to cure such failure within ten (10) days of Hospital losing its insurance coverage; or

(ii) If any of the Hospital’s applicable licenses, permits, or certifications from any person, entity, or agency, including, but not limited to, any state agency, federal agency, or any other agreement, which is essential for the operation of the Hospital, is at any time suspended, terminated, or revoked and is not fully reinstated within ninety (90) days.

(f) DPM shall have the unilateral right to terminate a Program at any Hospital at any time by giving Manager written notice of such termination, which notice shall state the date of termination. Notice of termination shall not be effective until payment to Manager in the amount of $1,125,000.00 for each Program location that DPM wishes to terminate.

(g) In the event that certain Guaranty agreement, effective concurrent with the effective date hereof, pursuant to which Dynacq International, Inc. guarantees the obligations of DPM hereunder, is not properly executed and delivered to Manager within seven (7) days of the effective date hereof, Manager may immediately terminate this Agreement with written notice to DPM.

5.4. Effects of Termination

The expiration or earlier termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed upon the date of such expiration or termination. Upon expiration or termination of this Agreement or a Hospital Program, Manager shall retain the right to any telephone or facsimile numbers used by the Program. In addition, Manager shall have the right to assume the lease for any office space in which the Program has operated that is not in a building owned or operated exclusively by DPM or an affiliate.

6.	INSURANCE AND INDEMNIFICATION

6.1. Insurance.

At all times during the term of this Agreement and for a period of three (3) years following the termination or expiration of this Agreement for any reason, DPM shall maintain or cause to be maintained, at its expense, professional liability coverage for Manager and its affiliates, for services furnished during the term of this Agreement, in such amounts and under such terms of coverage as DPM shall provide for Hospitals’ operations and activities. NeWeigh will furnish DPM information necessary for DPM to obtain insurance for NeWeigh. During the term of this Agreement, DPM shall also maintain or caused to be maintained professional liability coverage, including through a self-insurance plan, on the Hospitals’ and their personnel and operations. In the event that any of the Hospitals should receive notice of the impending termination of its professional liability coverage, DPM shall immediately provide notice thereof to NeWeigh.

6.2. Indemnification

DPM hereby agrees to indemnify, defend, and hold Manager, its shareholders, directors, officers, employees, and affiliates (the “Indemnified Parties”) free and harmless from and against any and all liability, loss, damage, claim, or cause of action (whether or not well-founded) (collectively, “Claims”), including reasonable attorney’s fees and costs, which may result from (i) any act or omission of DPM, Hospitals, their employees, contractors, or agents arising or otherwise related to this Agreement, and (ii) any other Claim against the Indemnified Parties that arises as a result of Manager’s operation of the Programs on behalf of Hospitals, including but not limited to, claims arising under the Texas Deceptive Trade Practices Act. To be entitled to such indemnification, the Indemnified Party shall give DPM prompt written notice of any assertion by a third party of any claim with respect to which the Indemnified Party might bring a claim for indemnification hereunder, and, in all events, must supply such written notice to DPM within the applicable period for defense of such claim. The Indemnified Party may elect to retain and direct the actions of legal counsel of its own choosing, the expense of which shall be borne by DPM, provided that the hourly rate for such counsel shall not exceed $300.00 per hour. The right to indemnification conferred herein shall include the right to be paid or reimbursed by DPM the reasonable expenses incurred by the Indemnified Party if it is or is threatened to be made a named defendant or respondent in any proceeding in advance of the final disposition of the proceeding and without any determination as to the Indemnified Party’s ultimate entitlement to indemnification.

Notwithstanding the foregoing, Manager or any Indemnified Party shall not be entitled to any indemnification under this section for Claims arising out of Manager’s or any Indemnified Party’s negligence, willful misconduct, or criminal acts (collectively, “Manager Acts”) in their provision of services or products under this Agreement. Provided, however, that DPM shall defend Manager or an Indemnified Party with respect to any Claim, including potential Manager Acts, and, if a court determines that Manager or an Indemnified Party has committed a Manager Act, then Manager will reimburse DPM for all costs it has incurred to defend Manager or an Indemnified Party. Provided, further, that DPM shall not be required to indemnify or defend Manager or an Indemnified Party. if the Claim is brought only against Manager or an Indemnified Party, and not against DPM, its affiliates, a Hospital, or a physician practicing at a Hospital, and the Claim does not relate in any manner to a situation in which medical malpractice may be an issue.

7.	NON-SOLICITATION

7.1. By Manager.

During the term of this Agreement, or the term of this Agreement as extended, and for a twelve (12) month period commencing on the date of the expiration or earlier termination of this Agreement, Manager shall not, without the prior written consent of DPM, employ or contract with, or solicit for employment or contract, any employee or independent contractor of DPM or any affiliate (other than persons who were employees of or had a contract with Manager immediately prior to their employment by or contract with DPM or an affiliate and other than persons recruited by Manager and placed in the employment of DPM or an affiliate by Manager) to provide services similar to those provided in this Agreement. Manager acknowledges that a breach of this Section 7.1 by Manager will result in irreparable injury to DPM, the precise amount of which is not readily ascertainable in monetary damages, and that DPM, in addition to any other remedies, shall be entitled to injunctive relief.

7.2. By DPM

During the term of this Agreement, or the term of this Agreement as extended, and for a twelve (12) month period commencing on the date of the expiration or earlier termination of this Agreement, neither DPM, Hospitals, nor any affiliate (the “Non-Soliciting Parties”) thereof shall, without the prior written consent of Manager employ or contract with, or solicit for employment or contract, any employee or independent contractor of Manager to provide services similar to those provided in this Agreement (other than persons who were employees of, or had a contract with the Non-Soliciting Parties), immediately prior to their employment by or those who had a contract with Manager and other than persons recruited by the Non-Soliciting Parties. The Non-Soliciting Parties acknowledge that a breach of this

Section 7.2 by the Non-Soliciting Parties will result in irreparable injury to Manager, the precise amount of which is not readily ascertainable in monetary damages, and that Manager, in addition to any other remedies, shall be entitled to injunctive relief.

8.	CONFIDENTIAL INFORMATION

Manager and DPM recognize and understand that, during the term of this Agreement, or the term of this Agreement as extended, each shall receive, have access to, and otherwise become acquainted with various trade secrets, materials, patient information, and other proprietary information relating to DPM and Manager which is of a secret or confidential nature (“Confidential Information”). During and after the term of this Agreement, DPM, Hospitals, and Manager shall not use Confidential Information for any purposes other than the performance of this Agreement, and shall not disclose such Confidential Information received by DPM, Hospitals, and Manager to any third party, without the prior written consent of DPM or Manager, as the case may be. Provided, however, that either party may divulge Confidential Information to the minimum extent necessary to comply with any applicable statute, governmental rule or regulation or valid Court order. Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by either party or its Representatives (as defined below), (b) was available to the non-disclosing party on a nonconfidential basis prior to its disclosure to such party by the disclosing party or its Representative, or (c) becomes available to the non-disclosing party on a nonconfidential basis from a person, other than the disclosing party or its Representative, who is not known by the non-disclosing party to be bound by a confidentiality agreement with such disclosing party or otherwise prohibited from transmitting the information to the non-disclosing party. As used in this Agreement, the term “Representative” means, as to any party, such party’s affiliates and its directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants), and controlling persons.

DPM and Manager each acknowledge that a breach of this Section 8 by either party will result in irreparable injury to the other party, the precise amount of which is not readily ascertainable in monetary damages, and that the parties hereto, in addition to any other remedies, shall be entitled to injunctive relief.

9.	NOTICES

All notices which either party is required or may desire to give to the other party under or in conjunction with this Agreement shall be in writing, and shall be deemed to have been duly given on the date of delivery if delivered in person to the party named below, or as of the date indicated on a return receipt if by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to DPM:	Doctor’s Practice Management, Inc. 4301 Vista Road Pasadena, Texas 77504 Attention: President

If to Manager:	NeWeigh 10738 Braes forest Houston, Texas 77071 Attention: Diane Crumley or to such other addresses or persons as may be designated by DPM or Manager from time to time in accordance with the provisions of this Section 9.

10.	ENTIRE AGREEMENT; AMENDMENTS

This Agreement supersedes any and all other agreements, whether oral or written, between the parties with respect to the subject matter hereof and there are no representations, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement may not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

11.	STATE LAW: SEVERABILITY

This Agreement shall be construed and governed by the laws of the State of Texas. In the event any provision of this Agreement is rendered invalid or unenforceable by the enactment of any applicable statute or ordinance or by any regulation duly promulgated or is made or declared unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall, subject to the following, remain in full force and effect. The parties agree that venue for any proceeding arising hereunder shall lie exclusively in Harris County, Texas, and venue for any litigation arising for enforcement of this Agreement shall lie exclusively in the state district courts of Harris County, Texas.

12.	CATASTROPHE

In the event that any Hospital facilities are partially damaged or destroyed by fire, earthquake or other catastrophe, and such damage is sufficient to render the facilities unusable for Program purposes but not entirely or substantially destroyed, this Agreement shall be suspended until such time as DPM determines that the premises or the facilities shall again be usable. In the event that DPM determines that the affected Hospital facilities have been entirely or substantially destroyed by fire, earthquake, or other catastrophe, this Agreement may be terminated by either party upon at least ten (10) days’ prior written notice to the other; or, in the alternative, this Agreement shall be suspended until such time as DPM shall erect or otherwise acquire new facilities with accommodations substantially similar to those provided herein for the use of Manager, provided that DPM gives written notice to Manager that it shall erect or otherwise acquire such facilities. Nothing in this Agreement shall obligate DPM to erect or otherwise acquire such facilities.

13.	NON-WAIVER

The waiver by either party of any breach of any term, covenant or condition contained herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant or condition of this Agreement, other than the failure of such party to perform the particular duties so accepted, regardless of such party’s knowledge of such preceding breach at the time of acceptance of such performance.

14.	CAPTIONS

Any captions to or hearing of the articles, sections, subsections, paragraphs, or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of validity of this Agreement or any provision hereof.

15.	ASSIGNMENT

Neither party shall assign any rights or delegate any duties under this Agreement without the prior written consent of the other party, except that either party may assign its rights and delegate its duties under this Agreement in the event of any transfer of all or substantially all of its stock or assets without the prior written consent of the other party. Any unauthorized attempted assignment by either party shall be void and of no force and effect and shall constitute a material breach of this Agreement. All covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

16.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same Agreement.

17.	THIRD PARTY BENEFICIARIES

This Agreement is solely for the benefit of the parties and their officers, directors and employees to the extent named herein. No other third party is granted or shall have any rights by virtue of this Agreement.

18.	AFFILIATE

For purposes of this Agreement, the term “affiliate” shall mean any wholly-owned subsidiary of an entity or any entity with common ownership or common control.

19.	ALTERNATIVE DISPUTE RESOLUTION

The parties agree to submit any dispute arising under this Agreement to voluntary mediation before a mediator to be mutually acceptable to both parties. The parties shall share equally in the cost of the mediator, and each party shall incur the cost of its own legal representation. In the event the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration before a mutually acceptable arbitrator in accordance with the rules of the American Arbitration Association. Unless otherwise ordered by the arbitrator, the parties shall share equally in the cost of the arbitration and each party shall incur the cost of its own legal representation. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction. Notwithstanding anything to the contrary herein, this provision shall not be applicable to the rights of any party to seek an equitable remedy to enforce the terms of this Agreement, including but not limited to Section 8 of this Agreement.

20.	CONFIDENTIALITY OF THIS AGREEMENT

It is the express intent of the parties that the terms and conditions of this Agreement shall not be disclosed except in response to a request from a valid subpoena, a request from a government agency, by mutual written consent of both parties, or as otherwise specifically provided herein. The parties also agree that the parties may disclose the terms of this Agreement to its officers, affiliates, directors, attorneys and to those employees who are necessary to carry out the terms of the Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the 15th day of November, 2002.

MANAGER:

VITAL WEIGHT CONTROL, INC. a Texas Corporation

By:	/s/ Diane Crumley
Name:	Diane Crumley
Title:	President

DPM:

DOCTOR’S PRACTICE MANAGEMENT, INC.

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Chief Financial Officer